# EXECUTIVE EMPLOYMENT AGREEMENT

**Chief Executive Officer**

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 10th day of November 2020 (the "Effective Date"), by and between 1347 Property Insurance Holdings, Inc., a Delaware corporation, located at PIH and Swets shall be referred to individually as a "Party" and collectively as the "Parties."

WHEREAS PIH is a Delaware corporation in the business of providing financial services;

WHEREAS Swets is an individual possessing the education, experience and skills needed to administer and manage PIH as well as the general experience needed to manage its operations, business and personnel;

WHEREAS the board of directors of PIH (the "PIH Board of Directors") has determined and resolved that it is in the best interest of the Company to retain the services of Swets as Chief Executive Officer of PIH, with all the requisite rights, duties and obligations of this position;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the Parties agree as follows:

1.0 Duties & Responsibilities

1.1 Duties of Chief Executive Officer. PIH will employ Swets as its Chief Executive Officer (from now referred as CEO) during the Term (as defined below) of this Agreement. Swets shall perform his duties and responsibilities as CEO within the framework of the vision, mission, and core values of PIH, as well as the Articles of Incorporation and Bylaws of PIH. In such capacity, Swets shall exercise general supervisory responsibility and management authority over PIH and shall perform such other duties commensurate with the position of a chief executive officer of a publicly traded company registered with the U.S. Securities and Exchange Commission (the "SEC") and listed for trading on a national securities exchange and such other duties as may reasonably be assigned to him from time to time by PIH Board of Directors including, but not limited to, oversight and coordination regarding the management services agreement with Fundamental Global, or other counterparties with respect to similar agreements.

1.2 Conflicts of Interest. Swets shall manage future conflicts, potential or real, between his own personal and financial interests and that of PIH, and shall comply with the PIH conflict of interest policy as adopted and revised by the Board of Directors from time to time. Subject to prior approval by the PIH Board of Directors, Swets shall be free to engage in independent consulting relationships and pursue personal business activities unrelated to his duties at PIH to the extent consistent with the Company's conflict of interest policy. Swets will provide list of existing conflicts for the PIH Board of Directors' review and approval at the next board meeting. Any such conflicts or related party transactions will be communicated to the PIH Board of Directors or the Company's audit committee, as appropriate as promptly as reasonably practicable. For the avoidance of doubt, it is understood that Mr. Swets is not obligated to resign from any board positions held, and notified to the PIH Board of Directors, at the Effective Date.

2.0 Consideration In Consideration of Swets's agreement to perform his duties as CEO in accordance with Article 1 of this Agreement, PIH agrees as follows:

2.1 Equity Grants. Subject to availability under PIH's equity incentive plan, PIH agrees to issue to Swets up to 250,000 shares of restricted common stock or restricted stock units and stock options ("Stock Options") in the Company (the "Stock"), subject to vesting criteria (including performance conditions) to be mutually agreed between Swets and PIH prior to December 31, 2020.

2.2 Salary. PIH agrees to pay Swets a salary in the amount of $550,000 per year until such time as the Board of Directors determines future compensation based on Swets's performance or other merit-based criteria.

2.3 Benefits. PIH agrees to provide customary benefits such as health insurance, paid vacation, 401K plan, life insurance coverage, long-term disability and accidental death and dismemberment, etc. In addition to the benefits provided to offers of PIH, Swets shall be provided the benefits as customary for a chief executive officer of a publicly traded company registered with the SEC and listed for trading on a national securities exchange.

2.4 Consulting Contract Termination. Following the execution of this agreement, PIH agrees to pay to Itasca Financial LLC $110,000 to terminate existing Consulting Agreement with Itasca Financial LLC at which time such agreement will be terminated and no further fees will be due.

2.5 PIH shall maintain customary directors and officers insurance for the benefit of Swets at all times and will enter into the customary indemnification agreement for the CEO position.

2.6 In the event that the terms related to Stock and Stock Options provided for in Section 2.1 above are not mutually agreed between PIH and Swets by December 31, 2020, Swets may elect to resign and will be entitled to six (6) months of severance based on the Salary in Section 2.2, which severance shall be paid prior to March 15, 2021.

3.0 <u>Term of Employment; Severance</u>

Swets's term of employment pursuant to this Agreement shall commence on the Effective Date and shall continue for a period of three (3) years therefrom ("Initial Term"). Thereafter, the Initial Term shall automatically renew for successive periods of three (3) years each ("Subsequent Terms" and together with Initial Term, the "Term"), unless the Company or Swets provides written notice to the other Party at least sixty (60) days prior to the expiration of the Term of the Company's or Swets's intent, as applicable, not to renew the Term.

3.1 Termination for Cause. The Board of Directors or PIH may terminate Swets's employment with the Company without notice for Cause (as defined below). In the event Swets is terminated for Cause, the Company shall have no obligation, except as otherwise required by law, to (a) pay a salary to Swets in accordance with the provisions of Section 2.2, except for Swets's then applicable salary accrued through the date of such termination; and (b) provide any further benefits for the period following Swets's termination for cause. Swets shall have sixty (60) days to exercise any vested but outstanding Stock Options. Any future vesting of Stock Options shall expire on the date of such termination. Swets shall retain Stock granted through the termination date. "Cause" shall be defined as:

3.1.1 Any act or omission that constitutes a material breach by Swets of any of his obligations under this Agreement that is not cured within 90 days of PIH providing a written notice of such breach to Swets;

3.1.2 Swets's conviction of, or plea of *nolo contendere* to any felony or any crime involving dishonesty or moral turpitude that could impair or impede PIH's operations;

3.1.3 Swets's engaging in any intentional misconduct, gross negligence, act of dishonesty (including, without limitation, theft or embezzlement) that results in a violation of federal securities laws, in each case, that is injurious to the Company or any of its subsidiaries;

3.1.4 Swets's refusal to follow the direction of the Board of Directors of PIH, unless such directions are, in the reasonable written opinion of legal counsel, illegal or in violation of applicable law;

3.2 Resignation by Swets. Swets may resign his employment with the Company upon sixty (60) days written notice to the Board, and his date of resignation shall be considered the date on which he is

no longer employed, not the date on which he gives written notice. Swets shall only be entitled to receive: (a) his salary in accordance with Section 2.2 that has accrued up to the date of resignation; and (b) any and all benefits accrued up to the date of resignation. Swets shall have sixty (60) days to exercise any vested but outstanding Stock Options. Any future vesting of Stock Options shall expire on the date of such resignation. Swets shall retain Stock granted through the resignation date. Swets shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after the date or resignation.

3.3 Payments Upon Termination without Cause. In the event that the Company terminates Swets's employment without Cause, Swets shall be entitled to receive, contingent on execution by Swets of a general release of waiver and claims in favor of the Company in a standard form to be provided by the Company (a "General Release") and such General Release becoming fully irrevocable: (a) his salary in accordance with Section 2.2 for a period of two (2) years following the date of the termination without Cause and payable in accordance with the Company's normal payroll procedures; and (b) any and all benefits for which he is entitled for a period of two (2) years following the date of termination without Cause to the extent permitted by, and in accordance with, the Company's applicable health and welfare plans. The payments described in the immediately preceding sentence shall commence on the first payroll date on or next following the 60th day following the date of such termination. Swets shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits under such termination.

3.4 Payments Upon Termination by Mutual Agreement. In the event that the Parties mutually agree to terminate the employment of Swets, regardless of the reason or reasons, Swets shall be entitled to receive, contingent on execution by Swets of a General Release and such General Release becoming fully irrevocable: (a) his salary in accordance with Section 2.2 for a period of one (1) years following the date of the termination by mutual agreement and payable in accordance with the Company's normal payroll procedures; and (b) any and all benefits for which he is entitled for a period of one (1) years following the date of the termination by mutual agreement to the extent permitted by, and in accordance with, the Company's applicable health and welfare plans. The payments described in the immediately preceding sentence shall commence on the first payroll date on or next following the $60^{th}$ day following the date of such termination. Swets shall have no further rights under this Agreement or otherwise be entitled to receive any other compensation or benefits after such termination.

3.5 Disability. PIH will purchase a disability insurance policy as soon as practicable following the execution of this agreement on such terms as are appropriate for a chief executive officer of a publicly traded company registered with the SEC and listed for trading on a national securities exchange.

3.6 Death. PIH will purchase a life insurance policy as soon as practicable following the execution of this agreement on such terms as are appropriate for a chief executive officer of a publicly traded company registered with the SEC and listed for trading on a national securities exchange. Next of Kin. Swets shall designate his next of kin at any time during his employment with the Company, or in the alternative, designate a trust or other entity to receive his salary and benefits in the event of his death.

4.0 Confidentiality

4.1 Confidential Information. During the performance of their duties and obligations under this Agreement, the Parties will become privileged to certain information that is classified as "Confidential Information," including, but not limited to the terms and conditions of this Agreement; personal information regarding the Parties; and any other information that the Parties shall deem to be Confidential Information. Any Party may deem any information as Confidential Information and do not require approval or authorization from the other Party for the information to be deemed Confidential Information. Confidential Information shall not include the following:

4.1.1 Information that is or becomes publicly available other than as a result of a violation of this Agreement; or

4.1.2 Information that is or becomes available on a non-confidential basis from a source that Party is not aware to be prohibited from disclosing such information pursuant to a legal, contractual or fiduciary obligation; or

4.1.3 Information that the Party con demonstrate was legally in the possession of a third party prior to disclosure by Party to that third party.

4.2 Non-Disclosure of Confidential Information. Except as may be required by law, the Parties shall not disclose any Confidential Information to any third party without the express, written consent of the other Party. Each Party shall require all of its owners, directors, managers, employees, key personnel, agents, representatives, affiliates, consultants, advisors, attorneys, accountants, contractors, and any other individual affiliated with that Party to be bound by the provisions of this Article.

4.3 Exemptions. Either Party may disclose the terms of this Agreement to its outside auditors, accountants, and attorneys, only to the extent necessary to permit the performance of the necessary or required tax, accounting, financial, legal, or tasks and services.

4.4 Remedies. Upon any unauthorized disclosure of any Confidential Information by either Party, the other Party shall be entitled to injunctive relief preventing further disclosure of Confidential Information, in addition to any other remedies, monetary or otherwise available hereunder, whether at law or in equity. Any party who sustains any damages, as the result of the other Party' unauthorized disclosure of the Confidential Information shall be entitled to recover its costs and fees, including reasonable attorney's fees incurred in obtaining any such relief; and, in the event of litigation as a result of damages resulting from the unauthorized disclosure of Confidential Information, the prevailing party shall be entitled to cover its court costs, expert fees, and reasonable attorney's fees and expenses.

5.0 General Considerations

5.1 Authority to Enter into this Agreement. It is acknowledged that the Parties hereto confirm that they have the authority to enter into this Agreement and none are bound by any previous agreement that violates this Agreement.

5.2 Additional Documentation. The Parties agree to provide any additional documents and execute as required by this Agreement to continue its full effect and performance.

5.3 Limitations. The Parties hereto agree that nothing herein shall be construed as involving any Party in the business of the other and that this Agreement is limited solely for the accomplishment of the business purposes outlined within this Agreement.

5.4 Assignment. Swets reserves the right to assign his rights under Section 2.1 of this Agreement to any party, provided that no conflict of interest exists and applicable securities laws exception is available; however, neither party shall assign any other rights, duties or obligations under this Agreement to any third party unless prior written consent is obtained from the other party hereto.

5.5 Binding Effect. This Agreement shall be fully and completely binding upon any owner, manager, director, employee, key personnel, representative, affiliate, advisor, contractor, successor and/or assign of the Parties.

5.6 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be considered as an original, but all of which, when taken together, shall constitute a single complete agreement. It shall not be required that any single counterpart hereof be signed by all parties, so long as each party signs any counterpart hereof.

5.7 Acceptance. All Parties hereto specifically agree to accept a signed copy of this document, delivered by e-mail, with electronic signatures, as though it were the original. All Parties shall deem the electronic signatures affixed hereto valid and fully effective hereto.

5.8 Force Majeure. No Party shall be liable for any failure to perform its obligations in connection with any action described in this Agreement, if each failure results from any acts of God, war, civil unrest of other causes beyond any Party's reasonable control, but excluding failure caused by the party's gross negligence or failure to follow through with needed and agreed to documentation to complete the effect of this Agreement.

5.9 Binding Arbitration. In the event a dispute arises, each Party agrees, relevant to any claim, to waive their rights to litigate in a court of law or equity, or to a jury trial, but rather agree their exclusive remedy is binding arbitration. Each Party shall bear their own costs of arbitration, but the prevailing Party shall be entitled to reimbursement of all costs, fees, and expenses (i.e. all reasonable pre- and post-award expenses of the arbitration fees for representation, travel, and out-of-pocket expenses).

5.10 Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Florida, without regard to its conflict of laws provisions. The Parties agree that any legal action or proceeding by or against any Party or with respect to or arising out of this Agreement may be brought in or removed to the courts of the State of Florida, in and for Martin County, or of the United States of America for the District of Florida.

5.11 Claims and Litigation. There are no lawsuits, threats of litigation, claims, or other demands affecting or involving any Party, whether known or unknown, arising or accruing before the date of this Agreement, that may become a liability or obligation of any other Party or adversely affect this transaction.

5.12 Headings. The headings in this Agreement are included for convenience only and shall neither effect the construction or interpretation of any provision in this Agreement nor affect any of the rights or obligations of the parties to this Agreement.

5.13 Section 409A. The intent of the Parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively "Code Section 409A"), and this Agreement and any associated documents shall be interpreted and construed in a manner that establishes an exemption from (or compliance with) the requirements of Code Section 409A.

5.14 Withholding Taxes. All payments made and benefits provided by the Company under this Agreement, except for those referenced in Section 2.4, shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

5.15 Forfeiture. Notwithstanding any other provision of this Agreement to the contrary, any payments or benefits under this Agreement or any incentive or other compensation plan or program of the Company or its affiliates shall be subject to any forfeiture, repayment or recoupment policy of the Company, as in effect from time to time, or any forfeiture, repayment or recoupment otherwise required by applicable law.

6.0 Entire Agreement

This Agreement contains the entire agreement among the Parties and no statements, promises, or inducements (written or oral) made by any Party or agent of any Party that are not contained in this Agreement shall be valid or binding unless agreed upon by all Parties in this Agreement. This Agreement may not be enlarged, modified, or altered except in writing signed by all Parties and endorsed on this Agreement or future agreements or memorandums.

7.0 Notices

All notices or other communications shall be in writing and shall be personally delivered, or, if mailed, sent to the following relevant address or to such other address as the recipient party may have indicated to the sending party in writing:

If to PIH: 1347 Property Insurance Holdings, Inc.
970 Lake Carillon Drive, Suite 314
St. Petersburg, FL 33716
Attn: Chairman of the Board

If to Swets:

Any such notice shall be deemed given as of the date as personally delivered, sent by fax or e-mail, or mailed, if mailed by certified or registered mail, return receipt requested, or sent by FedEx, overnight mail, or a similar service. If otherwise mailed, the notice shall be deemed given as of the earlier of the fourth business day after mailing or actual receipt.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above:

**1347 Property Insurance Holdings, Inc.**

By: ____________________

Name: D. Kyle Cerminara

Title: Chairman of the Board

**Larry G. Swets, Jr.**

By: ____________________